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                                                                      Exhibit 10

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Independent auditors" in the Post Effective Amendment No. 3 to the Registration Statement (Form N-4 No. 333-68842), and the related Statement of Additional Information appearing therein and pertaining to Lincoln National Variable Annuity Account C, which are incorporated by reference in Post-Effective Amendment No. 4, and to the use therein of our reports dated (a) February 7, 2003, with respect to the consolidated financial statements of The Lincoln National Life Insurance Company, and (b) March 3, 2003, with respect to the financial statements of Lincoln National Variable Annuity Account C.

                                                           /s/ Ernst & Young LLP

Fort Wayne, Indiana
August 12, 2003